Exhibit 99.1

Press Release

NMH HOLDINGS, INC. TO OFFER SENIOR FLOATING RATE TOGGLE NOTES DUE 2014

BOSTON, Massachusetts, June 26, 2007 — National Mentor Holdings, Inc. (the “Company”) today announced that NMH Holdings, Inc., the Company’s indirect parent (“NMH”), intends to offer, subject to market and other conditions, $150.0 million in aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the “Notes”) in a private placement.  The Notes will be obligations of NMH and will not be guaranteed by the Company or any of its subsidiaries.

NMH intends to use the proceeds of the offering to pay a dividend to its parent, NMH Investment, LLC, in an amount equal to the net proceeds of the offering of the Notes, which is currently expected to be approximately $146.0 million.  NMH Investment, LLC will use the funds from the dividend to pay a return of capital in respect of its Preferred Units that were acquired by Vestar Capital Partners V, L.P. (“Vestar”), an affiliate of Vestar, certain members of the Company’s management team and other employees in connection with the acquisition of the Company in June 2006, and by certain members of the Company’s board of directors.

The Notes will be offered and sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The offering of the Notes will not be registered under the Securities Act, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

From time to time, National Mentor Holdings, Inc. may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.